Exhibit 11.2

Consent of Independent Accounting Firm

Ryse Inc.

Markham, Ontario

We consent to the inclusion in this Offering Statement of Ryse Inc. (the “Company”) on Form 1-A of our report dated May 6, 2022 relating to the consolidated financial statements of the Company as of December 31, 2021 and 2020 and for the years then ended. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm in such Offering Circular.

/s/ BDO Canada LLP

BDO Canada LLP

Markham, Ontario

August 23, 2023